                                                                           FOR IMMEDIATE RELEASE

CARLOS A. RODRIGUEZ PROMOTED TO CEO OF ADP

Experienced Leader and Operator Succeeds Gary Butler

ROSELAND, NJ, November 9, 2011 – Automatic Data Processing, Inc. (Nasdaq:ADP) today announced that its Board of Directors has promoted Carlos A. Rodriguez, the Company’s President and Chief Operating Officer, to President and Chief Executive Officer and has elected him to the ADP Board of Directors. Mr. Rodriguez succeeds Gary C. Butler, 65, who has retired after 37 years at ADP.

Mr. Rodriguez, 47, has been with ADP since 1999 and has served as President and Chief Operating Officer since earlier this year, responsible for the Company’s day-to-day operations.  He had previously served as President of several key businesses: National Accounts Services, Employer Services International, and Small Business operations.

Leslie Brun, Chairman of ADP, stated, “Carlos is an extremely talented and experienced executive who has produced strong results in every position he has held at ADP.  Over the course of his career, Carlos has shown an exceptional ability to anticipate and meet client needs, build and motivate teams and increase operational efficiencies.  With his strategic vision, operating skills and broad management experience at ADP, Carlos will be an ideal leader for this company.”

“I am honored and excited that the Board has asked me to lead ADP at such an important time in its development,” said Rodriguez.  “ADP is extremely well positioned in the marketplace and has many excellent growth opportunities.  I look forward to continuing to work with our talented team to build upon our strong momentum and the success we have achieved under Gary’s leadership.”

Under the succession plan previously established by the Board of Directors, Mr. Rodriguez was to succeed Mr. Butler upon his retirement.  Mr. Butler informed the Board yesterday of his decision to retire as CEO and to resign from the Board.

Brun added, “We thank Gary for all the contributions he has made to ADP over the course of the past 37 years and wish him well in his retirement.  Since he became CEO in 2006, revenues and profits have both increased significantly and the Company is well positioned to continue its profitable growth.”

Butler commented, “I have worked closely with Carlos for the past 12 years and am confident that ADP’s employees, customers and shareholders will be in excellent hands.  ADP has been my home for over three decades and for that, I am extremely fortunate.   I wish all the best to Carlos, the Board and ADP’s talented employees as they continue to build this great company.”

Additional Information on Carlos Rodriguez

Carlos has been with ADP since 1999, most recently as President of NAS and ES International before becoming President and Chief Operating Officer in May 2011.  Carlos joined ADP through the 1999 Vincam acquisition where he served initially as CFO before becoming President of TotalSource shortly after joining ADP.  Under his leadership, TotalSource became the fastest growing, as well as the largest, PEO in the industry.  Carlos also spent several years as President of our Small Business operations including the PEO and Retirement Services.  Under Carlos’s leadership, SBS had excellent revenue growth, notable improvement in client service and importantly launched the “Run Powered by ADP®” platform which has become ADP’s fastest growing product platform.

About ADP

Automatic Data Processing, Inc. (NASDAQ: ADP), with about $10 billion in revenues and approximately 570,000 clients, is one of the world's largest providers of business outsourcing solutions. Leveraging over 60 years of experience, ADP offers a wide range of human resource, payroll, tax and benefits administration solutions from a single source. ADP's easy-to-use solutions for employers provide superior value to companies of all types and sizes. ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine, recreational vehicle, and heavy equipment dealers throughout the world. For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's Web site at www.ADP.com.

Contact: ADP Investor Relations, Elena Charles, 973.974.4077

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